                                                                   Exhibit 99.1

                                 RISK FACTORS

UNCERTAINTY OF MARKET ACCEPTANCE OF THE RELIANCE INSERT, IMPRESS SOFTPATCH AND INTROL DEVICE

     Each of the Reliance Insert, the Impress Softpatch and the Introl Device represents a new approach to managing certain types of female UI, and there can be no assurance that any of such products will gain any significant degree of market acceptance. The Company believes that recommendations by physicians will be essential for market acceptance of the Reliance Insert, the Impress Softpatch and the Introl Device, which will be marketed on a prescription basis, and there can be no assurance that any such recommendations, if such recommendations are forthcoming, will be followed.

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(1)Reliance-R- is a registered trademark for the Company's balloon-tipped device.

(2)Introl-R- is a registered trademark for the Company's intravaginal device.

In addition, there can be no assurance that the Reliance Insert, the Impress Softpatch or the Introl Device will be accepted by female UI sufferers in the United States or abroad. The Reliance Insert must be inserted into the urethra. Accordingly, some female UI sufferers may not be willing to use the device. Furthermore, the Reliance Insert and the Introl Device and, to a lesser degree, the Impress Softpatch may not be appropriate for use by UI patients who lack sufficient dexterity or who suffer from other physical or mental conditions that could have an impact on the safe and efficacious use of the devices. Certain transitory adverse effects such as hematuria (incidence of blood in the urine), urinary tract infection, device migration and anatomical findings such as irritation of the mucosa, were evident in varying degrees in the Company's clinical trials of the Reliance Insert. The observation of such adverse effects in patients, or the perception that the product could cause any such adverse effects, could have the effect of discouraging some potential users of the Reliance Insert. The Reliance Insert, the Impress Softpatch and the Introl Device are each patient-managed therapies and as such patients may at any time decide to discontinue their use. During the course of the Company's clinical trials of the Reliance Insert, a considerable number of the patients enrolled in the trials chose to discontinue use of the Reliance Insert prior to the end of a complete year for a variety of reasons, including discomfort and, in some cases, urinary tract infections, experienced while using the device. The Company expects that patients will experience a foreign-body sensation, and in some cases, discomfort, during acclimation and use of the product. Results of the clinical trials of the Impress Softpatch indicated that some patients experienced slight tissue irritation after use of that device and that 48% of the patients were unable to report that they were completely dry when using the device. Although the safety and efficacy of the Reliance Insert, the Impress Softpatch and the Introl Device were each deemed to be sufficient for clearance by the FDA, there can be no assurance that any of such products will continue to prove to be safe and effective over the long-term and after wider use. Finally, the pricing of the Reliance Insert, the Impress Softpatch and the Introl Device in the United States and in many foreign markets has not yet been finally determined, and the pricing policies of the Company and its European distributors could adversely impact market acceptance of these products as compared to competing products and treatments.

     Any of the foregoing factors, or other factors, including the availability or non-availability of third-party reimbursement, could limit or detract from market acceptance of the Company's products in the United States and abroad. Insufficient market acceptance of the Reliance Insert, the Impress Softpatch or the Introl Device owuld have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON TWO PRODUCTS

     The Company expects to derive substantially all of its revenues for the next several years from sales of the Reliance Insert and the Impress Softpatch. The Company's failure to commercialize successfully both of these products would have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not expect that commercialization of other new products will be feasible without a substantial, continuing commitment to research and development for an extended period of time or acquisitions of new properties, or both. Also, the development of any new products may require that such products will be subject to clinical trials and regulatory clearance or approval before commercialization. There can be no assurance as to whether or when commercialization of other products might begin or as to the likelihood that any such initiative would be successful.

LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE

     The Company has limited experience in manufacturing commercial quantities of its Reliance Insert and has not manufactured significant quantities of any other products, including the Impress Softpatch and has not yet manufactured the Introl Device. In addition, the Company is currently unable, due in part to the current volume of production, to manufacture Reliance Inserts at a cost below the price at which such products are currently being sold to the Company's European distributors and domestic customers. In order to successfully commercialize the Reliance Insert in the United States and abroad, the Company will have to reduce per-unit manufacturing costs while maintaining the extremely high quality standards required. In addition, the Company may have to increase its manufacturing capacity to support expected demand for the Reliance Insert generated by sales to direct customers in the United States and sales to the Company's distributors in Europe during the second half of 1997. Moreover, in the event that demand for the Reliance Insert is greater than expected, the Company may not be able to develop additional manufacturing capacity to produce quantities of the Reliance Insert sufficient to supply such requirements in a timely fashion. In the event that the Company's planned expansion of its manufacturing capacity is delayed for any reason due to problems encountered during such expansion, the Company may be unable to produce quantities of the Reliance Insert to fulfill its commitments to its European distributors or the demand of the United States market. The Company has not yet developed any capacity to manufacture the Impress Softpatch or the Introl Device, and has not yet been able to demonstrate that it will be able to manufacture the Impress Softpatch or the Introl Device or to develop such capacity on a cost-effective basis. Even if the Company does develop such capacity, it may not be able to develop sufficient capacity to produce the quantities of the Impress Softpatch or the Introl Device that may be required to support sales of either. In order to develop sufficient additional manufacturing capacity, the Company will have to make substantial capital expenditures on additional units of the Company's automated assembly equipment for the Reliance Insert and new equipment to manufacture the Impress Softpatch, and expand the Company's existing manufacturing facility into space currently used for other functions, or acquire additional manufacturing space at other locations. In the event that the Company is unable to manufacture sufficient quantities of the Reliance Insert, the Impress Softpatch or the Introl Device to support its obligations under its European marketing and sales agreements and ultimately to support sales in the United States, the Company may be required to enter into arrangements with third parties to manufacture these products. These other manufacturers may not be able to manufacture the Reliance Insert, Impress Softpatch or the Introl Device on commercially acceptable terms or in quantities sufficient to permit the successful commercialization of such products.

DEPENDENCE ON OTHERS FOR COMPONENTS AND RAW MATERIALS

     Certain of the raw materials for the manufacture of the Reliance Insert and the Impress Softpatch are available only from single sources, and certain of the components of the Reliance Insert are manufactured by third parties. Interruptions in supplies of raw materials or components of the Reliance Insert may occur as a result of business risks particular to such suppliers or the failure of the Company and any such supplier to agree on satisfactory terms. Such sources may also decide for reasons beyond the control of the Company, such as concerns about potential medical product liability risk in general, to cease supplying such materials or components for use in medical devices generally. In the event of such an interruption, alternative sources of raw materials or components may be limited. The Company is currently a party to supply agreements with only some of its key suppliers and may not be able to obtain agreements with some of its suppliers of raw materials or components if it so desires. In the event that the Company replaces its current raw materials used in the Reliance Insert or Impress Softpatch with alternative materials, such product, as modified, may require new FDA and other regulatory approvals, and additional clinical and other testing may be required in order to obtain such approvals. Any interruption in the supply of raw materials currently used by the Company or any components incorporated in the Reliance Insert, or the usage of any alternative raw materials, would have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF MARKETING AND SALES EXPERIENCE; DEPENDENCE ON EUROPEAN MARKETING AND SALES AGREEMENTS

     Although the FDA has cleared the Reliance Insert, the Impress Softpatch and the Introl Device for marketing in the United States, the Company has sold only limited amounts of the Reliance Insert in the United States and has not sold the Impress Softpatch or the Introl Device. The Company developed a direct marketing and sales group in the United States for its products and has begun to commercialize the Reliance Insert internationally through marketing and sales agreements. However, there can be no assurance that the Company has built an effective sales force, will be able to continue to attract and retain a qualified marketing and sales group in the United States, or otherwise design and implement an effective marketing and sales strategy for the Reliance Insert, the Impress Softpatch, the Introl Device or any future product developed by the Company.

     The Company believes that a portion of its future product revenue will be derived from certain European markets including Germany, France, The Netherlands, the United Kingdom, Sweden, Norway, Denmark and Finland. The Company has entered into marketing and sales agreements with several European companies providing for the marketing and sale of the Reliance Insert in these countries on an exclusive basis. In general, pursuant to these agreements, the Company is required to provide sufficient quantities of Reliance Inserts for sale by its European distributors, and the Company's European distributors are permitted to market and sell the Reliance Insert in such countries at prices and in a manner determined by such companies. There can be no assurance that the Company's European distributors will be able to successfully market and sell the Reliance Insert in their respective countries, that they will devote sufficient resources to support the market launch of the Reliance Insert in those countries, or that they will market the Reliance Insert at prices that will permit it to gain market acceptance in their respective territories. In addition, these agreements impose certain obligations upon the Company relating to delivery of commercial quantities of the Reliance Insert, the maintenance of product liability insurance and the clinical performance of the Reliance Insert. Failure or inability of the Company to comply with any of these obligations under these agreements could permit the Company's distributors to terminate their respective agreements. In addition, there can be no assurance that each or any of these distributors will perform its obligations under its respective agreement with the Company. Any such termination or non-performance, or any failure by the Company's

European distributors to effectively market the Reliance Insert in their respective territories, will have a material adverse impact on the Company's ability to market and sell the Reliance Insert in these territories, and perhaps other territories, including the United States. The Company has not entered into any distribution arrangements with respect to the Impress Softpatch or the Introl Device for the European market or elsewhere, and does not currently have a marketing strategy that would enable it to undertake commercialization of the Impress Softpatch or the Introl Device in Europe on a unilateral basis. In the event that the Company is successful in developing satisfactory distribution arrangements in one or more European markets for the Impress Softpatch or the Introl Device, such distribution arrangements will be subject to risks and uncertainties similar to those of the Company's existing relationships with respect to the Reliance Insert.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; PROFITABILITY UNCERTAIN

     Since inception in October 1990, the Company has been primarily engaged in research and development of the Reliance Insert. The Company acquired the Impress Softpatch technology in May 1996 and acquired the product line and associated license rights to the Introl Device in April 1997. The Company has experienced significant operating losses since inception and, as of March
31, 1997, had an accumulated deficit of $79.6 million, including $30.2 million relating to the acquisition of the Impress Softpatch technology and related expenses. In addition, the development and commercialization by the Company of the Reliance Insert, the Impress Softpatch, the Introl Device and other new products, if any, will require substantial product development expenditures for the foreseeable future. The Company's future profitability is dependent upon its ability to successfully commercialize these products. There can be no assurance that the Company will generate sufficient revenue to pay interest and principal on the Notes or to achieve continued profitability. The Company expects its operating losses to increase over the foreseeable future and there can be no assurance that the Company will be profitable in the future or that the Company's existing capital resources and any funds provided by future operations will be sufficient to fund the Company's needs, or that other sources of funding will be available.

LACK OF DISTRIBUTION EXPERIENCE; UNCONVENTIONAL DISTRIBUTION SYSTEM

     The Company has limited experience in distributing units of its products to its ultimate consumers. In Europe, where nearly all of the sales of the Company's products have been made to date, the Company relies on the distribution systems of third party distributors. In addition, the distribution system that the Company has developed in the United States is designed as a direct-to-consumer system in which the Company expects that most of its sales will be made over the telephone during calls originating with the consumer, rather than in sales directly to pharmacies. These orders would be filled directly by the Company. The Company is aware of no other medical device manufacturer who has employed such a distribution strategy in the United States. There can be no assurance that the Company's distribution system, will be successful in filling orders made by the Company's customers on a timely, accurate and cost-effective basis, or that the Company's consumers will be willing to telephone orders to the Company directly. In addition, as a licensed pharmacy, the Company's fulfillment center in Nashua, New Hampshire is subject to state and federal regulation of its operations. Any significant failure by the Company to fulfill orders for its products on an accurate and timely basis, or otherwise to meet ongoing licensing requirements, could result in a suspension or loss of its license and interruption of its distribution activities, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION AND TECHNOLOGICAL ADVANCES

     The incontinence product industry is highly competitive. The Company's ability to compete in the UI management field will depend primarily upon physician and consumer acceptance of the Reliance Insert, the Impress Softpatch and the Introl Device, consistency of product quality and delivery, price, technical capability and the training of health care professionals and consumers. Other factors within and outside the Company's control will also affect its ability to compete, including its product development and innovation capabilities, its ability to obtain required regulatory clearances, its ability to protect the proprietary technology included in its products, its manufacturing, marketing and distribution capabilities and its ability to attract and retain skilled employees. Certain of the Company's competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources.

RISKS RELATING TO FDA OVERSIGHT AND OTHER GOVERNMENT REGULATION

     The medical devices currently being manufactured, or proposed to be manufactured, by the Company, including the Reliance Insert, the Impress Softpatch and the Introl Device, and the facilities at which the Company manufactures its products, are subject to regulation by the FDA and, in many instances, by comparable agencies in the foreign countries in which these devices are distributed and sold. Although approval to market the Reliance Insert and clearance to market the Impress Softpatch and the Introl Device in the United States has been granted by the FDA, the process of obtaining regulatory approvals for the marketing and sale of any additional products, or the modification of existing products, by the Company could be costly and time-consuming and there can be no assurance that such approvals will be granted on a timely basis, if at all. The regulatory process may delay the marketing of new products for lengthy periods, impose substantial additional costs and furnish an advantage to competitors who have greater financial resources. Moreover, regulatory approvals for new or modified products, if granted, may include significant limitations on the indicated uses for which a product is marketed. In addition, the extent of potentially adverse governmental regulations that might arise from future legislative, administrative or judicial action cannot be determined. The final approval granted by the FDA for marketing the Reliance Insert in the United States was conditioned upon final labeling review, which has been completed, and an undertaking to complete a five-year post-marketing study covering 150 patients designed to determine (i) the degree of urinary tract infection associated with use of the device, including type and frequency of symptomatic bacteriuria, and (ii) the long-term effect of use of the device on urethral integrity. If the FDA were to believe that the Company is not in compliance with applicable law and regulations, the FDA could take one or more of the following actions: withdraw previously approved applications; require notification to users regarding newly found, unreasonable risks; request the repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; refuse to review or clear applications to market any of the Company's future products in the United States or to allow the Company to enter into government supply contracts; or institute legal proceedings to detain or seize products, enjoin future violations or assess criminal penalties against the Company, its officers or employees. Civil penalties for Food, Drug and Cosmetic Act violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Any such action by the FDA could result in disruption of the Company's operations for an indeterminate period of time. The Company's manufacturing facility in Needham, Massachusetts, the operations conducted there, and any future manufacturing facilities developed or acquired by the Company and any operations conducted there are subject to on-going inspections by the FDA. The Company registered the facility with the FDA in connection with its Pre-Market Approval application for the Reliance Insert and FDA representatives inspected the facility and operations prior to granting approval of such application. Although the Company's facility passed inspection in connection with this approval, as a registered manufacturing facility subject to "Good Manufacturing Practices" ("GMP"), this facility is subject to future inspections no less frequently than once every two years. Any revocation of the Company's approval for marketing either the Reliance Insert, the Impress Softpatch or the Introl Device, or any material product recall or loss of certification of the Company's manufacturing facility, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also subject to regulation under federal, state and local regulations regarding maintenance of a licensed pharmacy, work place safety, environmental protection and hazardous and controlled substance controls, among others. The Company cannot predict the extent of government regulations or impact of new government regulations which might have an adverse effect on the production and marketing of the Company's products.

RISK OF INADEQUATE FUNDING; FUTURE CAPITAL FUNDING

     The Company plans to continue to expend substantial funds on expansion of its manufacturing facilities or acquisition of additional manufacturing facilities, marketing and distribution of its products, research and product development and pursuit of regulatory approvals. The Company also intends to invest in additional equipment in order to establish sufficient manufacturing capabilities to supply commercial volumes of its Reliance Insert and Impress Softpatch in the United States and abroad. Changes in technology or sales growth beyond currently contemplated manufacturing capabilities will require further capital investment. There can be no assurance that the Company's existing capital resources and any funds generated from future operations will be sufficient to finance any required investment or pay interest and principal of the Notes or that other sources of funding will be available. In addition, future sales of substantial amounts of the Company's securities in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its securities.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

     The Company's ability to compete effectively will depend, in part, on its ability to develop and maintain proprietary aspects of its technology. There can be no assurance as to the validity of the United States patents held by the Company with respect to the technology underlying the Reliance Insert, the validity of the United States patents with respect to the technology underlying the Impress Softpatch, or as to the degree of protection offered by these patents. There can be no assurance that the Company's patents will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its products either inside or outside the United States. The defense and prosecution of patent litigation or other legal or administrative proceedings related to patents is both costly and time-consuming, even if the outcome is favorable to the Company. During the pendency of any such proceedings, the Company may be restrained, enjoined or otherwise limited in its ability to make, use or sell a product incorporating the patents or technology that are the subject of such claim, which would have a material adverse effect on the Company's business, financial condition and results of operations. An adverse outcome in any such proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease making, using or selling any products. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all.

     The Company also relies on unpatented proprietary technology and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented proprietary technology. In addition, the Company cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There can be no assurance that any confidentiality agreements between the Company and its employees or consultants will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information. Finally, there can be no assurance that the Company's Reliance trademark, the Company's Introl trademark or any trademarks registered for the Impress Softpatch will provide meaningful protection.

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

     The manufacture and sale of medical products and the conduct of clinical trials using new technology entail the risk of product liability claims. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities which it might incur in connection with the clinical trials of the Company's Reliance Insert, the commercialization of the Reliance Insert in the United States and in Europe or the contemplated commercialization of the Impress Softpatch or the Introl Device. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of product liability claims brought against the Company in excess of its insurance coverage would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any claims, even if not ultimately successful, could adversely affect the market acceptance of the Company's products.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon a number of key scientific and management personnel (most of whom do not have employment agreements providing for a fixed term of employment). The loss of the services of one or more key individuals would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend on its ability to attract and retain other highly qualified scientific and management personnel. The Company faces competition for such personnel and there can be no assurance that the Company will be able to attract or retain such personnel.

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT

     In the United States and many foreign countries, third-party reimbursement is currently generally available for surgical procedures for incontinence, but generally unavailable for patient-managed products such as diapers and pads. As part of its near-term marketing plan in the United States, the Company does not believe it will obtain government or private insurance reimbursement for its Reliance Insert, Impress Softpatch or Introl Device and that the prospect of substantial third-party reimbursement for any of such devices in the United States may be difficult. In Europe, the Company and its European distributors have agreed to adopt a strategy of pursuing reimbursement for the use of the Reliance Insert in each of their respective territories where it is appropriate. The availability of third-party reimbursement for the Reliance Insert in Europe varies from country to country. While the Company has received notice that full reimbursement for the use of the Reliance Insert will be provided by the relevant German, Swedish and Norwegian governmental authorities and by certain authorities covering much of Denmark and Finland, it is unclear whether reimbursement will be available for the Reliance Insert in the remainder of Denmark or Finland, or whether reimbursement will be available for the Reliance Insert in France, The Netherlands or the United Kingdom. It is also unclear whether or not such reimbursement approvals that the Company has received may at some point in the future be reversed. The Company has not yet established a strategy with respect to seeking reimbursement for the Impress Softpatch outside of the United States. In addition, the Company has not yet established a strategy with respect to seeking reimbursement for the Introl Device inside or outside of the United States. If third-party reimbursement is unavailable in the relevant European country or in the United States, consumers will have to pay for the Reliance Insert, Impress Softpatch or Introl Device themselves, resulting in greater relative out-of-pocket cost of such therapies as compared to surgical procedures and other management options for which third-party reimbursement is available. Changes in the availability of third-party reimbursement for the Reliance Insert, Impress Softpatch or Introl Device, for products of the Company's competitors or for surgical procedures may affect the pricing of the Company's products or the relative cost to the consumer. The Company is not able to predict the effect that the availability or unavailability of third-party reimbursement for the Reliance Insert, Impress Softpatch or Introl Device may have on the commercialization of such products abroad or in the United States.

INTERNATIONAL SALES AND OPERATIONS RISKS

     The Reliance Insert is currently being marketed and sold by the Company's European distributors in Germany, Sweden, Denmark, Norway, The Netherlands, the United Kingdom and Finland and the Company intends to sell the Reliance Insert in France through its French distributor. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis would have an adverse effect on the Company's international business and its financial condition and results of operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining export licenses. International sales of the Reliance Insert in the fourth quarter of 1996 were lower than expected and the Company expects that international sales of the Reliance Insert will be minimal for at least the first half of 1997. There can be no assurance that the Company will be able to successfully commercialize the Reliance Insert, the Impress Softpatch or Introl Device or any future product in any foreign market.

VOLATILITY OF MARKET PRICES

     The market price of the Common Stock and Notes may be highly volatile. Factors such as quarter-to-quarter variations in the Company's operations or financial performance and announcements of technological innovations or new products, results of clinical trials or other regulatory or reimbursement events by the Company or its competitors or any of its or their regulators could cause the market price of the Common Stock or Notes to fluctuate significantly. In addition, in recent years the stock markets in general, and the market prices for medical technology companies in particular, have experienced significant volatility, which often may have been unrelated to the operating performance of the affected companies. Such volatility may adversely affect the market price of the Common Stock or Notes.

CERTAIN CHARTER AND BY-LAW PROVISIONS MAY AFFECT MARKET PRICES

     The Company's Restated Articles of Organization and the Company's Amended and Restated By-Laws contain provisions that may have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock or the Notes. See "Description of Capital Stock."

CERTAIN MASSACHUSETTS LAWS MAY AFFECT MARKET PRICES

     Certain Massachusetts laws contain provisions that may have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. These laws include Chapter 110F of the Massachusetts General Laws, which prohibits certain "business combinations" with "interested stockholders," and Chapter 110D, entitled "Regulation of Control Share Acquisitions." These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock or the Notes. See "Description of Capital Stock."

EFFECT OF ISSUANCE OF PREFERRED STOCK

     Shares of preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock or the Notes. See "Description of Capital Stock."

ABSENCE OF TRADING MARKET; TRANSFER RESTRICTIONS

     There is no existing trading market for the Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Notes to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such a market were to exist, the Notes could trade at prices higher or lower than their principal amount depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company. Each purchaser of Notes offered hereby in making its purchase will be deemed to have made certain acknowledgments, representations and agreements. Transfers of Notes and Common Stock issuable upon conversion of the Notes are subject to certain restrictions.

CONCENTRATION OF OWNERSHIP

     As of December 31, 1996, directors and officers of the Company and their affiliates owned approximately 24% of the outstanding Common Stock
(including options to purchase Common Stock exercisable within 60 days of such date). As a result, such persons have the ability to assert significant influence over the Company and the direction of its affairs and business.

ABSENCE OF DIVIDENDS

     The Company has not paid cash dividends and does not anticipate doing so for the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

SHARES AVAILABLE FOR FUTURE SALE

     The future sale of shares of the Company's Common Stock could have an adverse effect on the market price of the Common Stock or the Notes. Not including the registration statement related to this Prospectus, the Company currently has two effective registration statements on file with the Securities and Exchange Commission initially covering the resale of up to an aggregate of 8,519,538 shares of Common Stock held by certain current shareholders of the Company. Of these 8,519,538 shares, 6,184,512 shares are covered by a registration statement which was declared effective in October 1995 registering shares of Common Stock held by 73 holders. These shares, representing shares of Common Stock issued upon the conversion of the Company's previously outstanding convertible preferred stock, were registered at the request of the holders of such shares. All of these shares, with the exception of 1,641,257 shares held by an affiliate of the Company, may be sold currently under Rule 144(k) under the Securities Act without regard to volume or other limitations. The remaining 2,335,026 shares, which were issued to the former shareholders of Advanced Surgical Intervention, Inc. in connection with the acquisition of the Impress Softpatch technology in May 1996, are covered by a registration statement which was declared effective in June 1996. These shares are held by approximately 273 holders, with the largest number of shares held by any single holder thereunder being approximately 252,000 shares. The Company believes that many of the shares covered by these registration statements have been sold in the open market prior to the date hereof. All of the shares covered by these registration statements are freely tradeable in the open market without volume limitations. As of December 31, 1996 the Company also had options outstanding to purchase an aggregate of 1,546,858 shares of Common Stock and had an additional 1,064,720 shares of Common Stock reserved for issuance of options which may be granted and exercised under the Company's existing employee benefit plans. Any shares of Common Stock issued upon the exercise of such outstanding options or any options granted in the future will be, upon issuance, freely tradeable on the open market, subject in some cases to the volume limitations imposed by Rule 144 under the Securities Act. As of December 31, 1996, the Company had reserved 5,195,391 shares of Common Stock for issuance upon conversion of the Notes.